Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141810) of Dynegy Inc. of our report dated June 18, 2009 relating to the statements of net assets available for benefits as of December 31, 2008 and 2007 and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related schedule of assets (held at end of year) of Dynegy Northeast Generation, Inc. Savings Incentive Plan as of December 31, 2008.

/s/ McConnell & Jones LLP
Houston, Texas
June 22, 2009